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                                                                    EXHIBIT 99.1



                CONSENT OF HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.



April 24, 1997



To the Board of Directors of
  Banner Aerospace, Inc.



We consent to (i) the attachment of our fairness opinion letter as an Annex to the Registration Statement being filed by Banner Aerospace, Inc. and (ii) use of our firm's name and description of our fairness opinion and analysis prepared in connection with the Rights Offering in that filing.



Very truly yours,



/s/ HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.